As filed with the Securities and Exchange Commission May 16, 2011
Registration No. 333-173195

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1 to

Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

UNILIFE CORPORATION
(Exact name of registrant as specified in charter)

Delaware	27-1049354
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

250 Cross Farm Lane
York, PA 17406
(717) 384 3400
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Alan Shortall
Chief Executive Officer
Unilife Corporation
250 Cross Farm Lane
York, PA 17406
(717) 384 3400
(Name, address, including zip code, and telephone number including area code, of agent for service)

Copy to:
Marjorie Sybul Adams, Esq.
DLA Piper LLP (US)
1251 Avenue of the Americas
New York, NY 10020
Tel: (212) 335-4500
Fax: (212) 335-4501

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑ (Do not check if a smaller reporting company)	Smaller reporting company ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 16, 2011

PROSPECTUS

UNILIFE CORPORATION

$200,000,000
Common Stock, Preferred Stock,
Debt Securities, Warrants and Units

and

2,868,934 Shares of Common Stock

This prospectus covers our offer and sale from time to time of any combination of common stock, preferred stock, debt securities, warrants or units described in this prospectus in one or more offerings. This prospectus provides a general description of the securities we may offer and sell. Each time we offer and sell securities we will provide specific terms of the securities offered in a supplement to this prospectus. The prospectus supplement may also add, update or change information contained in this prospectus. The aggregate offering price of all securities sold by us under this prospectus may not exceed $200,000,000.

This prospectus also covers the resale by selling stockholders identified in the “Selling Stockholders” section of this prospectus of up to an aggregate of 2,868,934 shares of our common stock issued or issuable upon the exercise of options and warrants previously issued. We will not receive proceeds from the sale of shares of our common stock by the selling stockholders. We may receive proceeds from the exercise of the options whose underlying shares of common stock are covered by this prospectus.

The securities may be offered and sold by us or selling stockholders from time to time at fixed prices, at market prices or at negotiated prices, and may be offered and sold to or through one or more underwriters, dealers or agents or directly to purchasers on a continuous or delayed basis. See “Plan of Distribution.”

Our common stock is currently listed on the Nasdaq Global Market under the symbol “UNIS”. On May 12, 2011, the last reported sale price of our common stock on the Nasdaq Global Market was $5.86 per share.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information.

Investing in these securities involves risks, including those set forth in the “Risk Factors” section beginning on page 2 of our Annual Report on Form 10-K for the fiscal year ended June 30, 2010 and in our Quarterly Reports on Form 10-Q filed thereafter, each of which is incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful and complete. Any representation to the contrary is a criminal offense.

This prospectus is dated          , 2011.

Neither we nor any selling stockholder has authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and the accompanying supplement to this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or the accompanying prospectus supplement. This prospectus and the accompanying supplement to this prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and the accompanying supplement to this prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. “Unilife,” “Company,” “we,” “us” and “our” refer to Unilife Corporation and its consolidated subsidiaries

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC. This prospectus covers the primary offering by us of up to an aggregate of $200,000,000 of securities and the secondary offering by the selling stockholders identified herein of up to an aggregate of 2,868,934 shares of our common stock issued or issuable upon the exercise of options and warrants previously issued. We may offer and sell any combination of the securities described in this prospectus and the selling stockholders may offer and sell shares of common stock in one or more offerings. This prospectus provides you with a general description of the securities we may offer and sell. Each time we offer and sell securities under this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

We have filed or incorporated by reference exhibits to the registration statement of which this prospectus forms a part. You should read the exhibits carefully for provisions that may be important to you.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street NE, Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the SEC’s public reference facilities by calling the SEC at 1-800-SEC-0330. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC at its principal office at 100 F Street NE, Room 1580, Washington, D.C. 20549-1004. The SEC maintains an Internet website at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. Our SEC filings are accessible through the Internet at that website. Our reports on Forms 10-K, 10-Q and 8-K, and amendments to those reports, are also available for download, free of charge, as soon as reasonably practicable after these reports are filed with the SEC, at our website at www.unilife.com. The content of our website is not a part of this prospectus.

INCORPORATION OF INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), between the date of this prospectus and the termination of the offering:

•	Our Annual Report on Form 10-K for the fiscal year ended June 30, 2010 that we filed with the SEC on September 28, 2010;

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2010 that we filed with the SEC on November 15, 2010;

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2010 that we filed with the SEC on February 14, 2011;

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2011 that we filed with the SEC on May 16, 2011;

•	Our Current Reports on Form 8-K filed with the SEC on July 2, 2010, July 29, 2010, July 29, 2010, August 17, 2010, August 19, 2010, October 26, 2010, December 2, 2010, December 6, 2010, January 6, 2011, February 8, 2011, February 8, 2011 and April 27, 2011; and

•	Description of our common stock contained in Item 11 of Amendment No. 4 to our Registration Statement on Form 10 filed on February 11, 2010 with the SEC, including any amendment or report filed for the purpose of updating such description; and

•	All documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and before we stop offering the securities under this prospectus.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus but not delivered with this prospectus excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You can request those documents from Mr. J. Christopher Naftzger at 250 Cross Farm Lane, York, Pennsylvania 17406, telephone (717) 384-3400.

The most recent information that we file with the SEC automatically updates and supersedes older information. The information contained in any such filing will be deemed to be a part of this prospectus, commencing on the date on which the filing is made.

Information furnished under Items 2.02 or 7.01 (or corresponding information furnished under Item 9.01 or included as an exhibit) in any past or future Current Report on Form 8-K that we file with the SEC, unless otherwise specified in such report, is not incorporated by reference in this prospectus.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “would,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “projects,” “predicts,” “potential” and similar expressions intended to identify forward-looking statements.

These forward-looking statements are based on management’s beliefs and assumptions and on information currently available to our management. Our management believes that these forward-looking statements are reasonable as and when made. However, you should not place undue reliance on any such forward-looking statements because such statements speak only as of the date when made. We do not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In addition, forward-looking statements are subject to certain risks and uncertainties that could cause actual results, events and developments to differ materially from our historical experience and our present expectations or projections. Before making an investment decision, you should carefully consider these risks as well as any other information we include or incorporate by reference in this prospectus or include in any applicable prospectus supplement. You should read this prospectus and the documents that we have filed as exhibits to the registration statement of which this prospectus forms a part in their entireties.

RISK FACTORS

Our business is influenced by many factors that are difficult to predict, and that involve uncertainties that may materially affect actual operating results, cash flows and financial condition. Before making an investment decision, you should carefully consider these risks, including those set forth in the “Risk Factors” section beginning on page 19 of our Annual Report on Form 10-K for the fiscal year ended June 30, 2010 and in our Quarterly Reports on Form 10-Q filed thereafter, each of which is incorporated by reference into this prospectus, and you should also carefully consider any other information we include or incorporate by reference in this prospectus or include in any applicable prospectus supplement.

UNILIFE CORPORATION

Overview

We are a U.S. based medical device company focused on the design, development, manufacture and supply of a proprietary range of retractable syringes. Primary target customers for our products include pharmaceutical manufacturers, suppliers of medical equipment to healthcare facilities, and distributors to patients who self-administer prescription medication. All of our syringes incorporate automatic and fully-integrated safety features which are designed to protect those at risk of needlestick injuries and injury from other unsafe injection practices. Our main product is the Unifill ready-to-fill syringe, which is designed to be supplied to pharmaceutical manufacturers in a form that is ready for filling with their injectable drugs and vaccines. We have a strategic partnership with sanofi-aventis, a large global pharmaceutical company, pursuant to which it paid us a 10.0 million euro exclusivity fee and has committed to pay us up to an additional 17.0 million euros to fund our industrialization program for the Unifill syringe. Upon the completion of the industrialization program which is scheduled to occur by the end of fiscal 2011, we expect to commence the supply and sale of the Unifill syringe to sanofi-aventis. We are also in discussions with other pharmaceutical companies that are seeking to obtain access to the Unifill syringe.

Our clinical and prefilled safety syringes incorporate automatic, also known as passive, safety features which are fully integrated within the barrel. They are designed to assist pharmaceutical manufacturers and healthcare facilities comply with needlestick prevention laws and to encourage single use and safe disposal practices outside of healthcare settings. We consider the following combination of core proprietary features available in our safety products to be unique within the marketplace:

•	Integrated design. All safety features are fully integrated inside the syringe barrel to facilitate compact handling, intuitive use and convenient disposal.

•	Passive retraction. The activation of the needle retraction mechanism occurs automatically while the needle is inside the body to help prevent the risk of needlestick injury.

•	Controlled retraction. Operators can control the speed of needle retraction directly from the body into the syringe barrel to help reduce the risk of infection through transmission routes such as needlestick injuries and aerosol (splatter).

•	Auto-disable. Upon withdrawal of the needle into the barrel, the plunger is automatically locked to prevent re-exposure or reuse.

We have utilized this core proprietary technology to design and develop a range of prefilled and clinical safety syringes. Furthermore, we are not aware of any other company that is manufacturing safety syringes with automatic, integrated safety features in both a prefilled (glass) and clinical (plastic) format which share the same common technology platform.

Key target markets for our products include pharmaceutical companies, healthcare facilities and patients who self-administer prescription medication. We believe that the majority of our products would be supplied, either directly or through pharmaceutical customers, for use within sophisticated healthcare markets such as North America, Western Europe and some Asia-Pacific countries that require or are transitioning toward the mandatory use of safety syringes.

Our goal is to progressively move to the forefront of the international transition of healthcare and pharmaceutical markets to the mandatory use of prefilled and clinical safety syringes. We believe that the competitive strength of our proprietary technology puts us in a strong position to become an established and preferred supplier of “best-in-class” safety syringe products to pharmaceutical companies, healthcare facilities and patients who self-administer prescription medication.

Key elements of our business strategy are the development, production and sale of our patent-protected safety syringes, the continued expansion of our global operational and commercial presence and the establishment of long-term supply relationships with multinational pharmaceutical and healthcare equipment companies. We are committed to designing, developing and supplying innovative medical devices that can enhance and save lives.

As of March 31, 2011 and June 30, 2010, our total assets were $98.2 million and $64.8 million, respectively, and our accumulated deficit was $109.8 million and $79.7 million, respectively. For the fiscal years ended June 30, 2010 and 2009, our revenues were $11.4 million and $20.0 million, respectively, and our net loss was $29.7 million and $517,000, respectively. Our independent registered public accounting firm included, in their audit report on our consolidated financial statements for the year ended June 30, 2010, an explanatory paragraph regarding the substantial doubt about our ability to continue as a going concern. Our consolidated financial statements contain additional note disclosures describing the liquidity condition of the Company. Subsequent to the issuance of the going concern qualification in the audit report, we completed a private placement of common stock in which we raised approximately $33.4 million. However, the issuance of the going concern qualification may make it more difficult for us to obtain additional financing, if we were to seek to do so.

Corporate Information

Unilife Corporation was incorporated in the State of Delaware on July 2, 2009. On January 27, 2010, our predecessor Unilife Medical Solutions Limited, an Australian corporation, or UMSL, whose ordinary shares were listed on the Australian Securities Exchange, or ASX, completed a redomiciliation from Australia to the State of Delaware pursuant to which the shareholders and option holders of UMSL exchanged their interests in UMSL for equivalent interests in Unilife Corporation and Unilife Corporation became the parent company of UMSL and its subsidiaries. The redomiciliation was conducted by way of schemes of arrangement under Australian law. The issuance of Unilife Corporation common stock and stock options under the schemes of arrangement was exempt from registration under Section 3(a)(10) of the Securities Act of 1933, as amended (the “Securities Act”).

Under the schemes, holders of UMSL ordinary shares or share options received one share of Unilife Corporation common stock or an option to purchase one share of Unilife Corporation common stock, for every six UMSL ordinary shares or share options, respectively, held by such holders, unless the holder elected to receive, in lieu of Unilife Corporation common stock, Chess Depositary Interests of Unilife Corporation, or CDIs (each representing one-sixth of one share of Unilife Corporation common stock), in which case such holder received one CDI for every UMSL ordinary share. The redomiciliation was approved by the Australian Federal Court, and approved by UMSL shareholders and option holders. As a result of the redomiciliation, the listing of UMSL’s ordinary shares on the ASX, has been replaced by Unilife Corporation’s CDIs.

Our principal executive offices are located at 250 Cross Farm Lane, York, Pennsylvania 17406, and our telephone number is (717) 384-3400. Our website address is www.unilife.com. The information on, or that can be accessed through, our website is not part of this prospectus.

USE OF PROCEEDS

Unless otherwise indicated in a prospectus supplement, we anticipate that the net proceeds from our sale of any securities will be used for general corporate purposes, including working capital, acquisitions, retirement of debt and other business opportunities. In the case of sales by the selling shareholders, we will not receive any of the proceeds from such sales; however, we may receive proceeds from cash payments made in connection with the exercise of options and warrants held by the selling stockholders that are covered by this prospectus.

RATIO OF EARNINGS TO FIXED CHARGES

Earnings were insufficient to cover fixed charges by $29,687,000 for the nine months ended March 31, 2011 and $29,439,000, $40,000, $7,884,000, $8,216,000 and $7,633,000 during the years ended June 30, 2010, 2009, 2008, 2007 and 2006, respectively. “Earnings” consists of net loss from continuing operations before income tax expense and fixed charges. “Fixed charges” consist of interest expense, capitalized interest and the portion of rents that we believe to be representative of the interest factor.

DESCRIPTION OF SECURITIES

This prospectus contains a summary of the securities that Unilife or certain selling stockholders to be identified in a prospectus supplement may sell. These summaries are not meant to be a complete description of each security. However, this prospectus and the accompanying prospectus supplement contain the material terms of the securities being offered.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 250,000,000 shares of common stock, par value $0.01 per share, and 50,000,000 shares of preferred stock, par value $0.01 per share. As of May 9, 2011, 63,851,300 shares of our common stock, and no shares of our preferred stock, were outstanding.

Common Stock

Holders of our common stock are entitled to receive dividends when and as declared by our board of directors out of funds legally available. Holders of our common stock are entitled to one vote for each share on all matters voted on by stockholders, including the election of directors. Holders of our common stock do not have any conversion, redemption or preemptive rights. In the event of our dissolution, liquidation or winding up, holders of our common stock are entitled to share ratably in any assets remaining after the satisfaction in full of the prior rights of creditors and the aggregate liquidation preference of any preferred stock then outstanding. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future. All outstanding shares of our common stock are, and any shares of common stock that we may issue in the future will be, fully paid and non-assessable.

Preferred Stock

We may issue any class of preferred stock in any series. Our board of directors has the authority to establish and designate series, and to fix the number of shares included in each such series and the variations in the relative rights, preferences and limitations as between series, provided that, if the stated dividends and amounts payable on liquidation are not paid in full, the shares of all series of the same class shall share ratably in the payment of dividends including accumulations, if any, in accordance with the sums which would be payable on such shares if all dividends were declared and paid in full, and in any distribution of assets other than by way of dividends in accordance with the sums which would be payable on such distribution if all sums payable were discharged in full. Shares of each series when issued shall be designated to distinguish the shares of each series from shares of all other series.

DESCRIPTION OF DEBT SECURITIES

The debt securities will be our direct unsecured general obligations. The debt securities will be issued under an indenture between us and The Bank of New York Mellon Trust Company, N.A., as trustee.

We have summarized select portions of the material provisions of the indenture below. The summary is not complete. The form of the indenture has been filed as an exhibit to the registration statement of which this prospectus forms a part, and you should read the indenture for provisions that may be important to you. We will indicate in the applicable prospectus supplement any material variation from the expected terms of the indenture described below.

General

The debt securities will be our direct unsecured general obligations. Any senior debt securities will rank equally with all of our other senior and unsubordinated debt. Any subordinated debt securities will have a junior position to all of our senior debt.

Holders of the debt securities will have a junior position to claims of creditors of our subsidiaries, including trade creditors, debtholders, secured creditors, taxing authorities, guarantee holders and any preferred stockholders, except to the extent that the debt securities are guaranteed by one or more subsidiary guarantees.

The provisions of the indenture allow us to “reopen” a previous issue of a series of debt securities and issue additional debt securities of that series.

A prospectus supplement relating to any series of debt securities being offered will include specific terms relating to the offering. The terms will be established in an officers’ certificate or a supplemental indenture. The officers’ certificate or supplemental indenture will be signed at the time of issuance and will contain important information. The officers’ certificate or supplemental indenture will be filed as an exhibit to a Current Report on Form 8-K of Unilife, which will be publicly available. The officers’ certificate or supplemental indenture will include some or all of the following terms for a particular series of debt securities:

•	the title of the securities;

•	the principal amount being offered, and if a series, the total amount authorized and the total amount outstanding;

•	any limit on the amount that may be issued;

•	whether or not the debt securities will be issued in global form and who the depositary will be;

•	the maturity date(s);

•	the principal amount due at maturity;

•	the interest rate or the method of computing the interest rate;

•	the date or dates from which interest will accrue, or how such date or dates will be determined, and the interest payment date or dates and any related record dates;

•	the place(s) where payments will be made;

•	Unilife’s right, if any, to defer payment of interest and the maximum length of any deferral period;

•	whether or not the debt securities will be convertible into shares of our common stock or our preferred stock and, if so, the terms of such conversion;

•	the terms and conditions on which the debt securities may be redeemed at the option of Unilife;

•	the date(s), if any, on which, and the price(s) at which Unilife is obligated to redeem, or at the holder’s option to purchase, such series of debt securities and other related terms and provisions;

•	whether or not the debt securities will be secured or unsecured by some or all of our assets, and the terms of any secured debt;

•	any provisions granting special rights to holders when a specified event occurs;

•	any changes to or additional events of default or covenants;

•	whether the indenture will restrict our ability to pay dividends, or will require us to maintain any asset ratios or reserves;

•	any special tax implications of the debt securities;

•	whether we will be restricted from incurring any additional indebtedness, issuing additional securities, or entering into a merger, consolidation or sale of our business;

•	the denominations in which the debt securities will be issued, if other than denominations of $1,000 and whole multiples of $1,000;

•	the subordination terms of any subordinated debt securities; and

•	any other terms that are not inconsistent with the indenture.

Optional Redemption

Unless the prospectus supplement relating to any series of debt securities provides otherwise with respect to such series, each series of debt securities will be redeemable in whole at any time or in part from time to time, at our option, at a redemption price equal to the greater of:

•	100% of the principal amount of the series of debt securities to be redeemed; or

•	the sum of the present values of the remaining scheduled payments of principal and interest on the series of debt securities to be redeemed (exclusive of interest accrued to the date of redemption) discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the then current Treasury Rate plus a spread as specified in the applicable prospectus supplement.

In each case we will pay accrued and unpaid interest on the principal amount to be redeemed to the date of redemption.

“Comparable Treasury Issue” means the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term (“Remaining Life”) of the series of debt securities to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such series of debt securities.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means the investment banking institution or institutions specified in the applicable prospectus supplement and their respective successors, or, if such firms or the successors, if any, to such firm or firms, as the case may be, are unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by us.

“Reference Treasury Dealer” means the investment banking institutions specified as such in the applicable prospectus supplement; provided, however, that if any of them ceases to be a primary U.S. Government securities dealers (each a “Primary Treasury Dealer”), we will substitute another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per year equal to:

(i) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue; provided that, if no maturity is within three months before or after the remaining life of the series of debt securities to be redeemed, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from those yields on a straight line basis, rounding to the nearest month; or

(ii) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue

(expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

The Treasury Rate will be calculated on the third business day preceding the redemption date. As used in the immediately preceding sentence and in the definition of “Reference Treasury Dealer Quotations” above, the term “business day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed.

Notice of any redemption will be mailed at least 30 but not more than 60 days before the redemption date to each holder of record of the series of debt securities to be redeemed at its registered address. The notice of redemption will state, among other things, the amount of the series of debt securities to be redeemed, the redemption date, the manner in which the redemption price will be calculated and the place or places that payment will be made upon presentation and surrender of the series of debt securities to be redeemed. If less than all of a series of debt securities are to be redeemed at our option, the trustee will select, in a manner it deems fair and appropriate, the debt securities of that series, or portions of the debt securities of that series, to be redeemed. Unless we default in the payment of the redemption price with respect to any debt securities called for redemption, interest will cease to accrue on such debt securities at the redemption date.

The Company will not be required (i) to issue, register the transfer of or exchange any series of debt securities during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption and ending at the close of business on the day of such mailing, or (ii) to register the transfer of or exchange any debt securities of any series so selected for redemption in whole or in part, except the unredeemed portion of any such series of debt securities being redeemed in part.

Covenants

Under the indenture, Unilife agrees to pay the interest, principal and any premium on the debt securities when due, and to maintain a place of payment. In addition, we must comply with the covenants described below:

Limitation on Liens on Stock of our Significant Subsidiaries.  The indenture prohibits us and our subsidiaries from directly or indirectly creating, assuming, incurring or permitting to exist any Indebtedness secured by any lien on the voting stock or voting equity interest of our Significant Subsidiaries (as defined in the indenture) unless the debt securities then outstanding (and, if we so elect, any other Indebtedness of Unilife that is not subordinate to such debt securities and with respect to which we are obligated to provide such security) are secured equally and ratably with such Indebtedness for so long as such Indebtedness is so secured. “Indebtedness” is defined as the principal of and any premium and interest due on indebtedness of a person (as defined in the indenture), whether outstanding on the original date of issuance of a series of debt securities or thereafter created, incurred or assumed, which is (a) indebtedness for money borrowed and (b) any amendments, renewals, extensions, modifications and refundings of any such indebtedness. For the purposes of this definition, “indebtedness for money borrowed” means (1) any obligation of, or any obligation guaranteed by, such person for the repayment of borrowed money, whether or not evidenced by bonds, debentures, notes or other written instruments, (2) any obligation of, or any obligation guaranteed by, such person evidenced by bonds, debentures, notes or similar written instruments, including obligations assumed or incurred in connection with the acquisition of property, assets or businesses (provided, however, that the deferred purchase price of any business or property or assets shall not be considered Indebtedness if the purchase price thereof is payable in full within 90 days from the date on which such indebtedness was created), and (3) any obligations of such person as lessee under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles and leases of property or assets made as part of any sale and lease-back transaction to which such person is a party. For purposes of this covenant only, Indebtedness also includes any obligation of, or any obligation guaranteed by, any person for the payment of amounts due under a swap agreement or similar instrument or agreement, or under a foreign currency hedge or similar instrument or agreement. If we are required to secure outstanding debt securities equally and ratably with other Indebtedness under this covenant, we will be required to document our compliance with the covenant and thereafter the trustee will be authorized to enter into a supplemental agreement or indenture and to take such action as it may deem advisable to enable it to enforce the rights of the holders of the outstanding debt securities so secured.

Provision of Compliance Certificate.  We are required under the indenture to deliver to the trustee within 120 days after the end of each fiscal year an officer’s certificate certifying as to our compliance with all conditions and covenants under the indenture, or if we are not in compliance, identifying and describing the nature and status of such non-compliance.

Consolidation, Merger or Sale

The indenture does not restrict the ability of Unilife to merge or consolidate, or sell, convey, transfer or lease all or substantially all of its assets as long as certain conditions are met. We may only merge or consolidate with, or convey, transfer or lease all of our assets to, any person, if doing so will not result in an event of default. Any such successor, acquiror or lessor of such assets must expressly assume all of the obligations of Unilife under the indenture and the debt securities and will succeed to every right and power of Unilife under the indenture. Thereafter, except in the case of a lease, the predecessor or transferor of such assets will be relieved of all obligations and covenants under the indenture and debt securities.

Events of Default Under the Indenture

The following are events of default under the indenture with respect to any series of debt securities issued:

•	we fail to pay interest when due and such failure continues for 90 days, unless the time for payment has been properly extended or deferred in accordance with the terms of the particular series;

•	we fail to pay the principal or any premium when due, unless the maturity has been properly extended in accordance with the terms of the particular series;

•	we fail to observe or perform any other covenant or agreement contained in the debt securities or the indenture, other than a covenant or agreement specifically relating to another series of debt securities, and such failure continues for 90 days after we receive a notice of default from the trustee or from the holders of at least 25% in aggregate principal amount of the outstanding debt securities of all of the affected series;

•	certain events of bankruptcy or insolvency, whether voluntary or not; and

•	any additional events of default that may be established with respect to a particular series of debt securities under the indenture, as may be specified in the applicable prospectus supplement.

If, with regard to any series, an event of default resulting from a failure to pay principal, any premium or interest occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series may declare the principal of all debt securities of that series immediately due and payable.

If an event of default other than a failure to pay principal, any premium or interest occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of all affected series (all such series voting together as a single class) may declare the principal of all debt securities of such affected series immediately due and payable.

The holders of a majority in principal amount of the outstanding debt securities of all affected series (voting together as a single class) may waive any past default with respect to such series and its consequences, except a default or events of default regarding payment of principal, any premium or interest, in which case the holders of the outstanding debt securities of each affected series shall vote to waive such default or event of default as a separate class. Such a waiver will eliminate the default.

Unless otherwise specified in the indenture, if an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of its rights or powers under the indenture unless the holders of the debt securities have offered the trustee indemnity reasonably satisfactory to the trustee against the costs, expenses and liabilities that it might incur. The holders of a majority in principal amount of the outstanding debt securities of all series affected by an event of default, voting together as a single class, or, in the event of a default in the payment of principal, any premium or interest, the holders of a majority of the principal amount outstanding of each affected series voting as a separate class, will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee with respect to the debt securities of such series, provided that:

•	such direction is not in conflict with any law or the indenture or unduly prejudicial to the rights of holders of any other series of debt securities outstanding under the indenture; and

•	unless otherwise provided under the Trust Indenture Act, the trustee need not take any action that might involve it in personal liability.

A holder of the debt securities of a particular series will only have the right to institute a proceeding under the indenture or to appoint a receiver or trustee, or to seek other remedies, in each case with respect to such series of debt securities, if:

•	the holder has given written notice to the trustee of a continuing event of default;

•	in the case of an event of default relating to the payment of principal, any premium or interest, the holders of at least 25% in aggregate principal amount of the outstanding debt securities of the particular series have made written request to the trustee to institute proceedings as trustee;

•	in the case of an event of default not relating to payment of principal, any premium or interest, the holders of at least 25% in aggregate principal amount of the outstanding debt securities of all series affected by such event of default (voting together as a single class) have made written request to the trustee to institute proceedings as trustee;

•	such holders have offered indemnity reasonably satisfactory to the trustee to cover the cost of the proceedings; and

•	the trustee does not institute a proceeding, and does not receive conflicting directions from a majority in principal amount of the outstanding debt securities of (i) the particular series, in the case of an event of default relating to the payment of principal, any premium or interest or (ii) all affected series, in the case of an event of default not relating to the payment of principal, any premium or interest, in each case, within 60 days of receiving the written notice of an event of default.

Modification of Indenture; Waiver

Without the consent of any holders of debt securities, Unilife and the trustee may change an indenture:

•	to fix any ambiguity, defect or inconsistency in the indenture;

•	to effect the assumption of a successor corporation of our obligations under such indenture and the outstanding debt securities;

•	to add to our covenants for the benefit of the holders of all or any series of debt securities under such indenture or surrender any right or power we have under such indenture;

•	to change anything that does not materially adversely affect the interests of any holder of debt securities of any series; and

•	to effect certain other limited purposes described in the indenture.

The rights of holders of a series of debt securities may be changed by Unilife and the trustee with the written consent of the holders of a majority of the principal amount of the outstanding debt securities of all series then outstanding under the indenture (all such series voting together as a single class). However, the following changes may only be made with the consent of each holder of debt securities of each series affected by the change:

•	extending the fixed maturity;

•	reducing the principal amount;

•	reducing the rate of or extending the time of payment of interest;

•	reducing any premium payable upon redemption;

•	reducing the percentage of debt securities referred to above, the holders of which are required to consent to any amendment; or

•	making any change to the subordination terms, if any, of any debt security that would adversely affect the holders of the debt securities of that series.

Rights and Duties of the Trustee

The trustee, except when there is an event of default, will perform only those duties as are specifically stated in the indenture. If an event of default has occurred with respect to any series of debt securities, the trustee must exercise with respect to such debt securities the rights and powers it has under the indenture and use the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Except as provided in the preceding sentence, the trustee is not required to exercise any of the powers given it by the indenture at the request of any holder of debt securities unless it is offered reasonable security or indemnity against the costs, expenses and liabilities that it might incur. The trustee is not required to spend or risk its own money or otherwise become financially liable while performing its duties or exercising its rights or powers unless it reasonably believes that it will be repaid or receive adequate indemnity. The trustee will not be deemed to have any notice of any default or event of default unless a responsible officer of the trustee has actual knowledge of or receives written notice of the default which specifies the affected securities and the indenture. Furthermore, the rights and protections of the trustee, including its right of indemnification under the indenture, extend to the trustee’s officers, directors, agents and employees, and will survive the trustee’s resignation and removal.

Payment and Paying Agents

We will pay interest on any debt securities to the person in whose name the debt securities are registered on the regular record date for the applicable interest payment date.

We will pay principal, any premium and interest on the debt securities of a particular series at the office of one or more paying agents that we designate for that series. Unless otherwise stated in the applicable supplemental indenture and prospectus supplement, we will initially designate the corporate trust office of the trustee in the City of New York as our sole paying agent. We will be required to maintain a paying agent in each place of payment for the debt securities.

All money we pay to a paying agent or the trustee for the payment of principal, any premium or interest on any debt security which remains unclaimed for a period of two years after the principal, premium or interest has become due and payable will, upon our request, be repaid to us, and the holder of the debt security may then look only to us for payment of those amounts.

Governing Law

The indenture and the debt securities will be governed by and interpreted in accordance with the laws of the State of New York.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase our debt or equity securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of one or more warrants, debt securities, shares of preferred stock, shares of common stock or any combination of such securities.

FORMS OF SECURITIES

Each debt security, warrant and unit will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. Certificated securities in definitive form and global securities will be issued in registered form. Definitive securities name you or your nominee as the owner of the security, and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable. Global securities name a depositary or its nominee as the owner of the debt securities, warrants or units represented by these global securities. The depositary maintains a computerized system that will reflect each investor’s beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.

Registered Global Securities

We may issue the registered debt securities, warrants and units in the form of one or more fully registered global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement and registered in the name of that depositary or nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depositary for the registered global security, the nominees of the depositary or any successors of the depositary or those nominees.

If not described below, any specific terms of the depositary arrangement with respect to any securities to be represented by a registered global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depositary arrangements.

Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities.

So long as the depositary, or its nominee, is the registered owner of a registered global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the registered global security for all purposes under the applicable indenture, warrant agreement or unit agreement. Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the applicable indenture, warrant agreement or unit agreement. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the applicable indenture, warrant agreement or unit agreement. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the applicable indenture, warrant agreement or unit agreement, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

Principal, premium, if any, and interest payments on debt securities, and any payments to holders with respect to warrants or units, represented by a registered global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the registered global security. None of Unilife, the trustees, the warrant agents, the unit agents or any other agent of Unilife, agent of the trustees or agent of the warrant agents or unit agents will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

We expect that the depositary for any of the securities represented by a registered global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders on that registered global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

If the depositary for any of these securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days, we will issue securities in definitive form in exchange for the registered global security that had been held by the depositary. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the relevant trustee, warrant agent, unit agent or other relevant agent of ours or theirs. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary.

SELLING STOCKHOLDERS

Selling Stockholders for the Secondary Offering of up to 2,868,934 Shares of Common Stock

An aggregate of 2,868,934 shares of common stock issued or issuable upon the exercise of previously issued options and warrants may be offered for sale and sold from time to time pursuant to this prospectus by the selling stockholders. The term “selling stockholders” includes the stockholders listed below and their transferees, pledgees, donees, assignees or other successors. We are paying all of the expenses in connection with such registration and the sale of the shares, other than selling commissions and the fees and expenses of counsel and other advisors to the selling stockholders. Information concerning the selling stockholders may change from time to time, and any changed information will be set forth if and when required in prospectus supplements or other appropriate forms permitted to be used by the SEC. The consultants listed in the table below received their warrants as compensation for services provided to the Company. Except as otherwise disclosed herein, none of the other selling stockholders has had any material relationship within the past three years with the Company or any of its predecessors or, to the Company’s knowledge, its affiliates. Except as otherwise disclosed herein, to our knowledge, none of the selling stockholders is a broker-dealer and/or affiliated with a broker-dealer. The consultants included in the first group of selling stockholders in the following table acquired or will acquire their shares upon exercise of warrants issued to them in December 2010 for services they provided to us in connection with the development of our new manufacturing facility. These warrants are exercisable at $5.30 per share. The Australian investors included in the second group of selling stockholders in the following table acquired or will acquire their shares upon exercise options they received as part of our December 2010 private placement. These options are all exercisable at A$7.50 and A$12.00 per share.

The following table sets forth, for each of the selling stockholders to the extent known by us, the number of shares of our common stock beneficially owned, the number of shares of our common stock offered hereby and the number of shares and percentage of outstanding common stock to be owned after completion of this offering, assuming all shares offered hereby are sold. Shares offered hereby represent such shares of our common stock issued or issuable upon exercise of previously issued options by respective selling stockholders.

Unless otherwise indicated, the selling stockholders have sole voting and investment power with respect to their shares of common stock. All of the information contained in the table below is based solely upon information provided to us by the selling stockholders or otherwise known by us. In addition to the shares offered hereby, which represent such shares of our common stock issued or issuable upon exercise of previously issued options by the respective selling stockholders, the selling stockholders may otherwise beneficially own our shares of common stock as a result of, among others, open market purchases, which information is not obtainable by us without undue effort and expense. The selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the date on which the information regarding the shares beneficially owned was last known by us, all or a portion of the shares beneficially owned in transactions exempt from the registration requirements of the Securities Act.

The number of shares outstanding and the percentages of beneficial ownership are based on 63,851,300 shares of our common stock issued and outstanding as of May 9, 2011.

For the purposes of the following table, the number of shares of our common stock beneficially owned has been determined in accordance with Rule 13d-3 under the Exchange Act, and such information is not necessarily indicative of beneficial ownership for any other purpose. Under Rule 13d-3, beneficial ownership includes any shares as to which a selling stockholder has sole or shared voting power or investment power and also any shares which that selling stockholder has the right to acquire within 60 days of the date of this prospectus through the exercise of any stock option.

	Number of		Number of	% of Common
	Shares		Shares	Stock
	Beneficially		Beneficially	Beneficially
	Owned	Number of	Owned	Owned
	Prior to the	Shares	After the	After the
Name of Selling Stockholder	Offering	Offered	Offering	Offering

Consultants who received warrants as consideration for their consulting services provided to the Company:
Keystone Redevelopment Group	110,000	110,000	0	0
RCMN, LLC	66,250	66,250	0	0
Loughery Family Investments, LLC	66,250	66,250	0	0
Artillio Family Investments, LLC	66,250	66,250	0	0
Gregory Ventresca	66,250	66,250	0	0

	Number of		Number of	% of Common
	Shares		Shares	Stock
	Beneficially		Beneficially	Beneficially
	Owned	Number of	Owned	Owned
	Prior to the	Shares	After the	After the
Name of Selling Stockholder	Offering	Offered	Offering	Offering

John LaProcido	225,000	225,000	0	0
Australian investors who received options in our December 2010 private placement:
152 Pty Ltd <Wolton Family A/C>	5,832	5,832	0	0
789 Pty Ltd	8,332	8,332	0	0
A Whistle & Co (1979) Pty Ltd <No 2 Super Fund A/C>	4,902	4,902	0	0
Bluelake Partners <Orange A/C>	8,332	8,332	0	0
Bluelake Partners <Green A/C>	8,332	8,332	0	0
ACN 123 895 107 Pty Ltd	8,332	8,332	0	0
ACN 137837613 Pty Ltd <The Patrice A/C>	1,976	1,976	0	0
A E Simon Holding 1 Pty Ltd <Simon Family S/F A/C>	810	810	0	0
AJM Super Co Pty Ltd <AJM Super Fund A/C>	8,332	8,332	0	0
Alimold Pty Ltd	10,000	10,000	0	0
Alick Phillip Anderson & Marion Alexander Anderson <Anderson Super Fund A/C>	980	980	0	0
Asset Selection Advisors Pty Ltd	8,994	8,994	0	0
B & C Australia Pty Ltd	4,900	4,900	0	0
Paul Joseph Balsarini & Annette Marie Balsarini <A&K Mercantile P/L Provident Fund A/C>	4,902	4,902	0	0
Dr. Barry John Barker & Jaye Abbye Barker <HSBR S/F No 3 A/C>	8,824	8,824	0	0
Beachgame Pty Limited	8,332	8,332	0	0
Bonaire Investments Pty Ltd <Hofman Super Fund A/C>	1,000	1,000	0	0
Bond Street Custodians Limited <MLN — V08717 A/C>	9,802	9,802	0	0
Bradjen Holdings Pty Ltd <Garlick Fam Investments A/C>	1,960	1,960	0	0
Brahma Finance BVI Limited	9,804	9,804	0	0
Christabel Jayne Brand <Brand Family A/C>	1,458	1,458	0	0
Breezee Pty Ltd	980	980	0	0
BWM Investments Pty Ltd	5,000	5,000	0	0
Caskey Investments Pty Ltd <John Caskey Super Fund A/C>	5,000	5,000	0	0
Cetro Pty Ltd <Jeffery Family S/F A/C>	4,900	4,900	0	0
Chapman & Frazer Pty Ltd <Chapman & Frazer RE S/F A/C>	9,832	9,832	0	0
Checker Tiling Pty Ltd <David Maker Family A/C>	1,470	1,470	0	0
Naos Asset Management	291,666	291,666	0	0
Cadence Capital	29,700	29,700	0	0
Evergreen Capital	24,510	24,510	0	0
Ausbil Dexia	116,666	116,666	0	0
Glen Coutinho <Hawgood P/L Spr B/Fund A/C>	5,000	5,000	0	0
Clay Jack Cross	2,450	2,450	0	0
Arnott Capital	49,020	49,020	0	0

	Number of		Number of	% of Common
	Shares		Shares	Stock
	Beneficially		Beneficially	Beneficially
	Owned	Number of	Owned	Owned
	Prior to the	Shares	After the	After the
Name of Selling Stockholder	Offering	Offered	Offering	Offering

Alexander James Dare	980	980	0	0
Davkym Nominees Pty Ltd <Davkym Super Fund A/C>	1,960	1,960	0	0
Dergat Pty Ltd	124,998	124,998	0	0
Dixson Trust Pty Ltd	20,000	20,000	0	0
Dollrick Investments Pty Ltd <Crackerjack Superfund A/C>	2,000	2,000	0	0
Donohoe Holdings Pty Ltd <Measured Account>	9,802	9,802	0	0
Trent Doughty	1,666	1,666	0	0
Dr. John Capp Pty Limited	4,902	4,902	0	0
Dream 8 Pty Ltd	490	490	0	0
Drofy Pty Limited <SJF Superannuation Fund A/C>	2,452	2,452	0	0
Durat Pty Ltd <Ted & Robyn Super Fund A/C>	4,940	4,940	0	0
Feta Nominees Pty Limited	300	300	0	0
Financial Choice Pty Limited <The MFI A/C>	3,920	3,920	0	0
Fly Media Pty Ltd	980	980	0	0
Foster Stockbroking	45,098	45,098	0	0
Futurity Ascent Pty Ltd <Futurity Pat1 A/C>	980	980	0	0
Lynden Gallagher	1,666	1,666	0	0
David Creighton Gellatly	8,332	8,332	0	0
Geoffco Pty Ltd <Geoffco Super Fund A/C>	4,902	4,902	0	0
Ian James Gill & Denise Sandra Gill	734	734	0	0
Graham Brown Pty Ltd <Flying High Super Fund A/C>	7,842	7,842	0	0
Hawgood Pty Ltd	5,000	5,000	0	0
Lawrence William Hawke & Rosalind Hawke & Vanessa Hawke <Hawke Family Super Fund A/C>	39,214	39,214	0	0
Heath Rochelle Investment Pty Ltd <Bramble Family Account>	3,922	3,922	0	0
Peter Ernest Hennings	1,470	1,470	0	0
The Herbert Group Pty Ltd <Eblouissant A/C>	5,000	5,000	0	0
Northcape Capital	33,480	33,480	0	0
Idalia Pty Limited <Roach Super Fund A/C>	1,470	1,470	0	0
Idameneo (No 79) Nominees Pty Limited	9,804	9,804	0	0
John C Anderson Pty Ltd <Inchnadamph S/F A/C>	19,606	19,606	0	0
Jomangi Enterprises Pty Limited <The Super Jomangi Fund A/C>	2,916	2,916	0	0
Jomangi Pty Limited C/- Watson Mangioni	2,916	2,916	0	0
Prime Value	50,000	50,000	0	0
Northcape Capital	190,346	190,346	0	0
Grant Keogh	832	832	0	0
Kimeklis Personnel Services Pty Ltd	980	980	0	0
Kinira Holdings Pty Ltd <David Smith Super Fund A/C>	1,960	1,960	0	0

	Number of		Number of	% of Common
	Shares		Shares	Stock
	Beneficially		Beneficially	Beneficially
	Owned	Number of	Owned	Owned
	Prior to the	Shares	After the	After the
Name of Selling Stockholder	Offering	Offered	Offering	Offering

Anne-Carita Kontkanen & John Hildred <Super Duper Super Fund A/C>	4,166	4,166	0	0
Lancedale Holdings Pty Ltd	4,166	4,166	0	0
Paul Lay	2,916	2,916	0	0
Lew-Al Pty Ltd <Alan E Lewis Super Fund A/C>	1,960	1,960	0	0
Linbar Consulting Services Pty Ltd <Spittle Super Fund A/C>	980	980	0	0
Steven Tin Ly	1,764	1,764	0	0
Lyrembob Pty Limited <Bishop Super Fund A/C>	2,942	2,942	0	0
Susan Leigh Mace	4,902	4,902	0	0
Robert Michael Mangioni <Talei Mangioni A/C>	1,000	1,000	0	0
Markdonna Pty Limited <Morrin Super Fund A/C>	2,942	2,942	0	0
Susquenhanna	98,040	98,040	0	0
Cranport	49,020	49,020	0	0
Washington H Soul Pattinson and Company Limited	12,500	12,500	0	0
Michael S Haifer Pty Ltd <Michael S Haifer S/F A/C>	2,916	2,916	0	0
Michjen Pty Limited <The Coughlan Super Fund A/C>	1,960	1,960	0	0
Mirrabooka Investments Ltd	100,000	100,000	0	0
MJ Besley Pty Ltd <Besley Super Fund Portfolio A/C>	1,000	1,000	0	0
MJO Investments Pty Ltd <O’Connor Super Fund A/C>	9,804	9,804	0	0
Mondyar Pty Ltd <Humphris-Clark S/F A/C>	1,960	1,960	0	0
Northcape Capital	71,572	71,572	0	0
Randall Henri Olgers	1,666	1,666	0	0
Paragon Group Holding Limited	3,430	3,430	0	0
Parere Investments Pty Limited	9,804	9,804	0	0
Paul Cook Pty Ltd <Paul Cook P/L Superfund A/C>	9,804	9,804	0	0
Penila Investments Pty Ltd <Hornung S/F A/C>	59,000	59,000	0	0
Stephen Kenneth Peterson & Dominique Colette Peterson <Peterson Super Fund A/C>	2,500	2,500	0	0
Craig Philpotts & Deborah Gail Philpotts <Philpotts Family S/F A/C>	1,960	1,960	0	0
Rebecca Ann Price <The Wandering Moth A/C>	6,666	6,666	0	0
Prospect Custodian Limited	19,608	19,608	0	0
PSS Holdings Pty Limited <Changa Super Fund A/C>	7,352	7,352	0	0
Investors Mutual	58,332	58,332	0	0
Northcape Capital	32,512	32,512	0	0
RBC Dexia Investor Services Australia Nominees Pty Ltd <PISELECT A/C>	30,416	30,416	0	0
Resolute Securities Pty Ltd <Blue Family Super Fund A/C>	1,666	1,666	0	0
Jason Rich	1,960	1,960	0	0

	Number of				Number of	% of Common
	Shares				Shares	Stock
	Beneficially				Beneficially	Beneficially
	Owned		Number of		Owned	Owned
	Prior to the		Shares		After the	After the
Name of Selling Stockholder	Offering		Offered		Offering	Offering

RJJ Nominees Pty Limited <R J Jeffery Super Fund A/C>	2,000		2,000		0	0
Rockstone Enterprises Pty Ltd <ODonnell Super Fund A/C>	1,960		1,960		0	0
Simon Rutherfurd	7,500		7,500		0	0
Shawco Holdings Pty Ltd <SFA Super Fund A/C>	1,960		1,960		0	0
Slatts Pty Ltd <Peter Slattery Fam S/F A/C>	6,864		6,864		0	0
Alan Smith	1,960		1,960		0	0
Brian Charles Sprake & Christine Sprake <B Sprake Family S/Fund A/C>	3,920		3,920		0	0
Richard James Still & Robyn Janice Brewer	1,470		1,470		0	0
Storford Pty Ltd <Storford Pty Ltd S/F A/C>	5,000		5,000		0	0
Sydney Options Traders Pty Ltd <Maclean Provident Fund A/C>	2,916		2,916		0	0
Benjamin John Thompson	4,900		4,900		0	0
Mark Thorpe-Apps	4,900		4,900		0	0
Tick-Tack-Toe Pty Ltd	5,416		5,416		0	0
Tixtar Pty Limited <Shaw Family A/C>	3,332		3,332		0	0
Tower Clean & Service Pty Ltd <Gillard No 1 Super Fund A/C>	19,606		19,606		0	0
TPC Consulting Pty Ltd	1,888		1,888		0	0
David John Trickey & Donna Eugenie Trickey	1,960		1,960		0	0
Australian Leaders	50,000		50,000		0	0
Fortitude Capital	40,000		40,000		0	0
Technical Investing Family Wealth	41,666		41,666		0	0
Monterrey Investment Management	50,000		50,000		0	0
Transcontinental Asset Management Pty Ltd	16,666		16,666		0	0
Andrew Sven Vallner	1,960		1,960		0	0
Warman Investments Pty Ltd	25,000		25,000		0	0
Weach Pty Ltd <Lennox Family S/F A/C>	4,166		4,166		0	0
Colin Weekes & Michael Weekes <Torring Super Fund A/C>	10,000		10,000		0	0
Westglade Pty Ltd	3,750		3,750		0	0
Graeme Scott Winter	1,960		1,960		0	0
Alyson Elizabeth Wood	19,606		19,606		0	0
Nicholas James Worrall	1,960		1,960		0	0
Frank Peter Zipfinger	1,960		1,960		0	0
Other Selling Stockholders	9,312	*	9,312	*	0	0
Total:	2,868,934		2,868,934		0	0

*	Representing an aggregate holding as a group of 0.016% of our common stock outstanding prior to the offering.

PLAN OF DISTRIBUTION

We and/or the selling stockholders, if applicable, may sell the securities in one or more of the following ways (or in any combination) from time to time:

•	through underwriters or dealers;

•	directly to a limited number of purchasers or to a single purchaser; or

•	through agents.

Each time we offer and sell securities under this prospectus, we will file a prospectus supplement. The prospectus supplement will state the terms of the offering of the securities, including:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of such securities and the proceeds to be received by Unilife, if any;

•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.

Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If we and/or the selling stockholders, if applicable, use underwriters in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including:

•	negotiated transactions;

•	at a fixed public offering price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; or

•	at negotiated prices.

Unless otherwise stated in a prospectus supplement, the obligations of the underwriters to purchase any securities will be conditioned on customary closing conditions and the underwriters will be obligated to purchase all of such series of securities, if any are purchased.

We and/or the selling stockholders, if applicable, may sell the securities through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

We and/or the selling stockholders, if applicable, may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from Unilife at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

In offering the shares covered by this prospectus, the selling stockholders, and any broker-dealers and any other participating broker-dealers who execute sales for the selling stockholders, may be deemed to be “underwriters” within the meaning of the Securities Act in connection with these sales. Any profits realized by the selling stockholders and the compensation of such broker-dealers may be deemed to be underwriting discounts and commissions.

Underwriters and agents may be entitled under agreements entered into with Unilife and/or the selling stockholders, if applicable, to indemnification by Unilife and/or the selling stockholders, if applicable, against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters or agents may be required to make. Underwriters and agents may be customers of, engage in transactions with, or perform services for Unilife and its affiliates in the ordinary course of business.

Each series of securities will be a new issue of securities and will have no established trading market other than the common stock which is listed on the Nasdaq Global Market. Any underwriters to whom securities are sold for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The securities, other than the common stock, may or may not be listed on a national securities exchange.

EXPERTS

The consolidated financial statements of Unilife Corporation as of June 30, 2010 and for the year ended June 30, 2010 contained in our Annual Report on Form 10-K for the fiscal year ended June 30, 2010 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the June 30, 2010 consolidated financial statements contains an explanatory paragraph that states that the Company’s recurring losses from operations and accumulated deficit raises substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

The consolidated financial statements of Unilife Corporation and its subsidiaries as of June 30, 2009 and for the fiscal years ended June 30, 2009 and June 30, 2008 contained in our Annual Report on Form 10-K for the fiscal year ended June 30, 2010 have been audited by BDO Kendalls Audit & Assurance (WA) Pty Ltd, an independent registered public accounting firm, as stated in their report dated November 11, 2009, which is incorporated herein by reference. Such consolidated financial statements have been incorporated herein by reference in reliance upon such firms’ reports, given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

DLA Piper LLP (US), New York, New York, will provide us with an opinion as to certain legal matters in connection with the securities being offered hereby.

PART II

Information Not Required in Prospectus

Item 14.	Other Expenses of Issuance and Distribution

The following table sets forth the expenses payable by us in connection with the offerings of the securities described in this registration statement being registered hereby.

SEC registration fee		$25,135
Printing expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Transfer Agent and trustee fees and expenses		*
Rating Agency fees		*
Miscellaneous		*

Total	$	*

*	Not presently known.

Item 15.	Indemnification of Directors and Officers

Our Certificate of Incorporation provides that, to the fullest extent permitted by the Delaware General Corporation Law, our directors shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. Our Bylaws provide that, to the fullest extent permitted by Delaware law, we will indemnify, and advance expenses to, a director or officer in an action brought by reason of the fact that the director or officer is or was our director or officer, or is or was serving at our request as a director or officer of any other entity, against all expenses, liability and loss reasonably incurred or suffered by such person in connection therewith. We may maintain insurance to protect a director or officer against any expense, liability or loss, whether or not we would have the power to indemnify such person against such expense, liability or loss under Delaware law.

The limitation of liability and indemnification provisions in our Certificate of Incorporation and Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against our directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. However, these provisions do not limit or eliminate our rights, or those of any stockholder, to seek non-monetary relief such as injunction or rescission in the event of a breach of a director’s duty of care. The provisions will not alter the liability of directors under the federal securities laws. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. There is currently no pending litigation or proceeding against any of our directors, officers or employees for which indemnification is sought.

Item 16.	Exhibits

A list of exhibits filed herewith is contained in the exhibit index that immediately precedes such exhibits and is incorporated herein by reference.

Item 17.	Undertakings

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post -effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(A) Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(5) That, for the purpose of determining liability of the undersigned Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(6) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(8) To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed under the Commission under Section 305(b)(2) of the Trust Indenture Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing a Form S-3 and has duly caused this Amendment No. 1 to Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in York, Pennsylvania on May 16, 2011.

Unilife Corporation

By:	/s/ Alan Shortall
Name:     Alan Shortall

Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on May 16, 2011.

Name	Title

/s/ Alan Shortall Alan Shortall	Director and Chief Executive Officer (Principal Executive Officer)

* R. Richard Wieland II	Chief Financial Officer and Executive Vice President (Principal Financial Officer)

* Dennis P. Pyers	Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)

* John Lund	Director

* William Galle	Director

* Jeff Carter	Director

* Slavko James Joseph Bosnjak	Chairman and Director

* Mary Katherine Wold	Director

* Marc S. Firestone	Director

* /s/ Alan Shortall Alan Shortall, Attorney-In-Fact

EXHIBIT INDEX

Exhibit			Included	Incorporated by Reference Herein
No.		Description of Exhibit	Herewith	Form	Exhibit	Filing Date

1	.1*	Form of Underwriting Agreement
2.1		Amended and Restated Merger Implementation Agreement dated as of September 1, 2009 between Unilife Medical Solutions Limited and Unilife Corporation		10	2.1	February 11, 2010
2.2		Share Purchase Agreement among Unilife Medical Solutions Limited, Edward Paukovits, Jr., Keith Bocchicchio, and Daniel Adlon dated as of October 25, 2006 and amended as of September 26, 2007		10	2.2	January 6, 2010
3.1		Certificate of Incorporation of Unilife Corporation		10	3.1	November 12, 2009
3.2		Amended and Restated Bylaws of Unilife Corporation		8-K	3.1	August 17, 2010
4.1		Form of Common Stock Certificate		10	4.1	November 12, 2009
4.2		Form of Indenture between Unilife Corporation and The Bank of New York Mellon Trust Company, N.A., as Trustee		S-3	4.2	March 31, 2011
4	.3*	Form of Note
4	.4*	Form of Warrant Agreement
4	.5*	Form of Unit Agreement
5.1		Opinion of DLA Piper LLP (US) (previously filed)
10.1		Exclusive Agreement dated as of June 30, 2008 between Unilife Medical Solutions Limited and Sanofi Winthrop Industrie		10	10.1	November 12, 2009
10.2		First Amendment dated as of June 29, 2009 to Exclusive Agreement dated as of June 30, 2008 between Unilife Medical Solutions Limited and Sanofi Winthrop Industrie		10	10.2	November 12, 2009
10.3		Industrialization Agreement dated as of June 30, 2009 between Unilife Medical Solutions Limited and Sanofi Winthrop Industrie		10	10.3	February 6, 2010
10.4		Business Lease, dated as of August 17, 2005, between Integrated BioSciences, Inc. and AMC Delancey Heartland Partners, L.P.		10	10.4	November 12, 2009
10.5		Agreement dated as of September 15, 2003 between Integrated BioSciences, Inc. and B. Braun Medical, Inc. and amendments thereto		10	10.5	February 1, 2010
10.6		Promissory Note, dated as of December 30, 2005 between Integrated BioSciences, Inc. and Commerce Bank		10	10.6	November 12, 2009
10.7		Promissory Note, dated as of August 25, 2006 between Integrated BioSciences, Inc. and Commerce Bank		10	10.7	November 12, 2009
10.8		Employment Agreement, dated as of October 26, 2008 between Unilife Medical Solutions Limited and Alan Shortall		10	10.8	November 12, 2009
10.9		Employment Agreement, dated as of February 15, 2005 between Unilife Medical Solutions Limited and Jeff Carter		10	10.9	November 12, 2009

Exhibit		Included	Incorporated by Reference Herein
No.	Description of Exhibit	Herewith	Form	Exhibit	Filing Date

10.10	Employment Agreement, dated as of November 10, 2009 between Unilife Medical Solutions, Inc. and Daniel Calvert		10	10.10	November 12, 2009
10.11	Employment Agreement, dated as of November 10, 2009 between Unilife Medical Solutions, Inc. and Bernhard Opitz		10	10.11	November 12, 2009
10.12	Employment Agreement, dated as of November 10, 2009 between Unilife Medical Solutions, Inc. and Mark Iampietro		10	10.12	November 12, 2009
10.13	Employment Agreement, dated as of November 10, 2009 between Unilife Medical Solutions, Inc. and Stephen Allan		10	10.13	November 12, 2009
10.14	Employment Agreement, dated as of November 10, 2009 between Unilife Medical Solutions, Inc. and Eugene Shortall		10	10.14	November 12, 2009
10.15	Consulting Agreement, dated as of January 22, 2009 between Unilife Medical Solutions Limited and Joblak Pty Ltd		10	10.15	November 12, 2009
10.16	Deed of Mutual Release, dated January 12, 2009 between Unilife Medical Solutions Limited and Jeff Carter		10	10.16	November 12, 2009
10.17	Unilife Corporation Employee Stock Option Plan		10	10.17	November 12, 2009
10.18	Unilife Corporation 2009 Stock Incentive Plan		10	10.18	November 12, 2009
10.19	Unilife Medical Solutions Limited Exempt Employee Share Plan		10	10.19	November 12, 2009
10.20	Agreement dated November 12, 2009 between Unilife Medical Solutions, Inc. and Mikron Assembly Technology		10	10.20	February 10, 2010
10.21	Purchase and Mutual Indemnification Agreement dated November 16, 2009 between Unilife Cross Farm LLC and Greenspring Partners, LP		10	10.21	January 6, 2010
10.22	Offer of assistance dated October 16, 2009 from the Commonwealth of Pennsylvania to Unilife Medical Solutions and acceptance of the offer		10	10.22	January 6, 2010
10.23	Agreement Between Unilife Cross Farm LLC and L2 Architecture dated as of December 29, 2009, as amended		10	10.23	January 6, 2010
10.24	Agreement between Unilife Cross Farm LLC and HSC Builders & Construction Managers dated as of December 14, 2009, as amended		10	10.24	January 6, 2010
10.25	Development Agreement, dated December 14, 2009 between Unilife Cross Farm LLC and Keystone Redevelopment Group LLC		10	10.25	February 1, 2010
10.26	Amended and Restated Operating Agreement dated December 14, 2009 of Unilife Cross Farm LLC		10	10.26	January 6, 2010
10.27	Form of Share Purchase Agreement between Unilife Medical Solutions Limited and each of the US investors in the October and November 2009 private placement		10	10.27	January 6, 2010

Exhibit		Included	Incorporated by Reference Herein
No.	Description of Exhibit	Herewith	Form	Exhibit	Filing Date

10.28	Form of Subscription Agreement between Unilife Medical Solutions Limited and each of the Australian investors in the October and November 2009 private placement		10	10.28	January 6, 2010
10.29	2009 Share Purchase Plan Terms and Conditions		10	10.29	January 6, 2010
10.30	Offer Letter dated November 12, 2008 from Unilife Medical Solutions Limited to Daniel Calvert		10	10.30	February 1, 2010
10.31	Offer Letter dated November 20, 2008 from the Coelyn Group, on behalf of Unilife Medical Solutions Limited to Bernhard Opitz		10	10.31	February 1, 2010
10.32	Consulting Agreement between Unilife Medical Solutions Limited and Medical Middle East Limited		10	10.32	February 1, 2010
10.33	Option Deed, dated January 21, 2010 between Unilife Medical Solutions Limited and Edward Fine		10	10.33	February 1, 2010
10.34	Deed of Settlement and Release dated October 26, 2008 among Unilife Medical Solutions Limited and Craig Thorley, Joseph Kaal, Alan Shortall and Roger Williamson and notification related thereto dated October 27, 2009		10	10.34	February 10, 2010
10.35	Deed of Confirmation of Intellectual Property Rights and Confidentiality among Unilife Medical Solutions Limited, Unitract Syringe Pty Limited, Craig Thorley and Joseph Kaal		10	10.35	February 10, 2010
10.36	Form of Restricted Stock Agreement under the Unilife Corporation 2009 Stock Incentive Plan between Unilife Corporation and Alan Shortall		10	10.36	February 1, 2010
10.37	Form of Unilife Corporation Nonstatutory Stock Option Agreement between Unilife Corporation and Alan Shortall		10	10.37	February 1, 2010
10.38	Membership Interest Purchase Agreement, dated December 14, 2009 between Unilife Cross Farm LLC and Cross Farm, LLC		10	10.38	February 1, 2010
10.39	Letter Agreement dated January 29, 2010 between sanofi-aventis and Unilife Medical Solutions		10	10.39	February 1, 2010
10.40	Form of Restricted Stock Agreement Under the Unilife Corporation 2009 Stock Incentive Plan		10-Q	10.1	March 24, 2010
10.41	Form of Unilife Corporation Nonstatutory Stock Option Notice		10-Q	10.2	March 24, 2010
10.42	Letter Agreement dated February 25, 2010 between sanofi-aventis and Unilife Medical Solutions Limited		10-Q	10.1	May 17, 2010
10.43	Employment Agreement, dated as of June 8, 2010 between Unilife Corporation and R Richard Wieland		8-K	10.1	June 14, 2010
10.44	Separation Agreement and General Release, dated as of June 28, 2010 between Unilife Corporation and Daniel Calvert		8-K	10.1	July 2, 2010
10.45	Employment Agreement, dated as of July 6, 2010 between Unilife Corporation and J. Christopher Naftzger		10-K	10.45	September 28, 2010
10.46	Employment Agreement, dated as of July 27, 2010 between Unilife Corporation and Dennis P. Pyers		10-K	10.46	September 28, 2010

Exhibit		Included	Incorporated by Reference Herein
No.	Description of Exhibit	Herewith	Form	Exhibit	Filing Date

10.47	Non-revolving Credit Agreement dated August 13, 2010 between Unilife Cross Farm LLC and Univest National Bank and Trust Co.		10-K	10.47	September 28, 2010
10.48	Non-revolving Promissory Note dated August 13, 2010 between Unilife Cross Farm LLC and Univest National Bank and Trust Co.		10-K	10.48	September 28, 2010
10.49	Surety dated August 13, 2010 between Unilife Corporation and Univest National Bank and Trust Co.		10-K	10.49	September 28, 2010
10.50	Security and Control Agreement Regarding Reserve Account dated August 13, 2010 between Unilife Corporation and Univest National Bank and Trust Co.		10-K	10.50	September 28, 2010
10.51	Loan Agreement between Metro Bank and Unilife Cross Farm LLC dated as of October 20, 2010		8-K	10.1	October 26, 2010
10.52	Term Note in the Principal Amount of $14,250,000 dated October 20, 2010		8-K	10.2	October 26, 2010
10.53	Term Note in the Principal Amount of $3,750,000 dated October 20, 2010		8-K	10.3	October 26, 2010
10.54	Guaranty and Suretyship Agreement dated as of October 20, 2010 (Unilife Corporation)		8-K	10.4	October 26, 2010
10.55	Guaranty and Suretyship Agreement dated as of October 20, 2010 (Unilife Medical Solutions, Inc.)		8-K	10.5	October 26, 2010
10.56	Form of Subscription Agreement between Unilife Corporation and each investor in the December 2010 Regulation S placement		8-K	10.1	December 2, 2010
10.57	Form of Option Agreement between Unilife Corporation and each investor in the December 2010 Regulation S placement		8-K	10.2	December 2, 2010
10.58	Form of Warrant issued to Keystone Redevelopment Group, LLC and L2 Architecture on December 2, 2010		POS AM	10.58	December 10, 2010
10.59	Form of Subscription Agreement (the Company entered into separate Subscription Agreements with the investors in substantially the same form set forth in Exhibit 10.1)		8-K	10.1	December 2, 2010
10.60	Form of Option Agreement (the Company entered into separate Option Agreements with the investors in substantially the same form set forth in Exhibit 10.2)		8-K	10.2	December 2, 2010
10.61	2010 Unilife Share Purchase Plan Terms and Conditions		8-K	10.1	January 6, 2011
10.62	Separation Agreement and General Release between Unilife Corporation and Bernhard Opitz		10-Q	10.5	February 14, 2011
10.63	Employment Agreement, dated as of February 7, 2011 between Unilife Corporation and Ramin Mojdehbakhsh, Ph.D.		8-K	10.1	February 8, 2011
12.1	Statement regarding computation of Ratio of Earnings to Fixed Charges	X
21	List of subsidiaries of Unilife Corporation		10	21	January 6, 2010
23.1	Consent of KPMG LLP	X
23.2	Consent of BDO Kendalls Audit & Assurance (WA) Pty Ltd	X

Exhibit		Included	Incorporated by Reference Herein
No.	Description of Exhibit	Herewith	Form	Exhibit	Filing Date

23.3	Consent of DLA Piper LLP (US) (included in the opinion filed as Exhibit 5.1)
24.1	Power of attorney (previously filed)
25.1	Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of The Bank of New York Mellon Trust Company, N.A.		S-3	25.1	March 31, 2011

*	To be filed by amendment or as an exhibit to a report pursuant to Section 13(a), 13(c) or 15(d) of the Exchange Act.